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Pricing Supplement dated April 8, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	            TOYOTA MOTOR CREDIT CORPORATION

	               Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $20,000,000		    Trade Date: April 8, 2005
Issue Price: 100%			    Original Issue Date: April 15, 2005
Interest Rate: 6.05% per annum		    Net Proceeds to Issuer:  $20,000,000
Interest Payment Dates: Each April 16 	    Principal's Discount or
  and October 16, commencing 		      Commission:  0.0%
  October 16, 2005
Stated Maturity Date: April 16, 2035


________________________________________________________________________________


Day Count Convention:
  [X]   30/360 for the period from April 15, 2005 to April 16, 2035
  [ ]   Actual/365 for the period from   	        to
  [ ]   Other (see attached)                       to

Redemption:
  [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  April 16, 2006.  See "Additional Terms of the
            Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                  ___________________________

                             Barclays Capital Inc.


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                          ADDITIONAL TERMS OF THE NOTES

Denomination

	Each Note will be issued in a minimum denomination of $50,000 and in $1,000 increments thereafter.

Redemption

	The Notes are subject to redemption by TMCC, in whole but not in part, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated January 19, 2005 and an Appointment Agreement Confirmation dated April 8, 2005 (collectively, the "Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Barclays may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Agreement, Barclays is committed to take and pay for all of the Notes offered hereby if any are taken.